ANIO LIMITED

BALANCE SHEETS

(unaudited)

	December 31,	September 30,
	2012	2012

ASSETS
Current assets:
Cash and cash equivalents	$2,442	$-
Accounts receivable, net	21,119	117,931
Prepaid and other current assets	34,064	47,601
Inventory	55,918	56,631
Total current assets	113,543	222,163
Property and equipment, net	927	928
Other assets – Intangibles, net	25,369	26,427
Total assets	$139,839	$249,518
LIABILITIES AND STOCKHOLDERS’ DEFICIT Current liabilities:
Accounts payable	$197,959	$236,249
Accrued expenses and other payables	828,016	805,793
Taxes and social security	64,079	83,024
Short term debt	457,654	189,891
Total current liabilities	1,547,708	1,314,957
Long term debt	-	189,899
Total liabilities	1,547,708	1,504,856

Stockholders’ deficit:
Common stock, $1.5805 par value per share, 11,510 shares issued and outstanding	18,191	18,191
Additional paid-in capital	121,894	121,894
Accumulated other comprehensive loss	(23,743)	(23,686)
Retained earnings (deficit)	(1,524,211)	(1,371,737)
Total stockholders' deficit	(1,407,869)	(1,255,338)
Total liabilities and stockholders' deficit	$139,839	$249,518

The accompanying notes are an integral part of these unaudited financial statements.

ANIO LIMITED

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31, 2012	Three Months Ended December 31, 2011
Revenue, net	$58,695	$137,044
Cost of goods sold	75,384	88,898
Gross profit	(16,689)	48,146
Expenses
Selling, general and administrative	$124,350	$65,575
Depreciation and amortization	1,034	1,013
Total expenses	125,384	66,588
Other income (expense)
Interest expense & financing cost	(10,401)	(2,009)
Net loss	$(152,474)	$(20,451)
Foreign currency translation adjustments	(57)	12,356
Comprehensive income (loss)	$(152,531)	$(8,095)
Basic and diluted loss per share	$(13.24)	$(0.70)
Weighted average shares of common stock outstanding – basic	11,510	11,510

The accompanying notes are an integral part of these unaudited financial statements.

ANIO LIMITED

STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2012	2011
Cash flows from operating activities
Net loss	$(152,474)	$(20,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	77	76
Amortization of patents	957	937
Change in operating assets/liabilities:
Accounts receivable	96,151	67,439
Inventory	671	60,237
Prepaid and other current assets	13,423	32,977
Accounts payable and accrued expenses	(15,258)	(155,082)
Payroll and sales tax payable, net	(18,775)	13,366
Net cash used in operating activities	(75,228)	(501)

Cash flows from investing activities
Purchases of property and equipment	-	(2,217)
Net cash used in investing activities	-	(2,217)
Cash flows from financing activities
Proceeds from short term debt	77,656	8,384
Net cash flows provided by financing activities:	77,656	8,384
Effect of foreign currency translation on cash and cash equivalents	14	(102)
Net increase (decrease) in cash	2,442	5,564
Cash- beginning of period	-	322
Cash- end of period	$2,442	$5,886

The accompanying notes are an integral part of these unaudited financial statements.

ANIO LIMITED

Notes to Financial Statements

Unaudited

1.	NATURE OF OPERATIONS

Anio Limited (the “Company”) is a limited liability company established under the laws of the United Kingdom in 2008, which conducts its primary line of business under the name Lot78, Inc. The Company designs, markets, distributes, and sells men’s and women’s apparel under the brand name “Lot78” to fashion-con conscious consumers on six continents, including North America, Europe, Asia, Australia, Africa and South America.

2.	BASIS OF PRESENTATION

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. Unaudited interim results are not necessarily indicative of the results for the full year. These financial statements should be read in conjunction with the financial statements of the Company for the Year Ended September 30, 2012 filed in this Form 8-K.

3.	SHORT TERM DEBT

At December 31, 2012, the Company had total short term debt of $457,654 which consists of $267,885 of bank overdraft and $189,769 owed to a shareholder. During the 3 month period ended December 31, 2012, the Company received proceeds from the bank overdraft of $77,656 which had an effective interest rate of 4.5%. The bank overdraft is secured by both a fixed and floating charge over the company and all property and assets present, and a personal guarantee from its sole director. The amount owed to a shareholder is unsecured and does not carry an interest rate.

4.	GOING CONCERN

The Company’s financial statements are prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has an accumulated deficit of $1,524,211 as of December 31, 2012. In addition to incurring an accumulated deficit since inception, the Company currently has limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

5.	RELATED PARTY TRANSACTIONS

Included within accrued expenses and other payables is $465,215 owed to a shareholder and $72,262 owed to a director. These notes are due on demand and do not carry an interest rate. Included within short term debt is $189,769 owed to a shareholder. This note matures on October 1, 2013 and does not carry an interest rate.

6.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 4, 2013, the date the financial statements were ready to be issued, and is providing the following information:

Subsequent to year end, the terms of the notes due to the shareholders were renegotiated. The Company has agreed to pay $340,835 of the notes immediately upon securing significant external funding. As soon as this amount is repaid, the remaining balance of $314,149 starts accruing interest at bank base rate plus 2%. The balance plus accrued interest will be payable over 3 years in quarterly installments.

On February 4, 2013, the Company closed a voluntary share exchange transaction (the “Share Exchange”) with Bold Energy, Inc. a corporation established under the laws of the Nevada. Pursuant to the Share Exchange, the Anio Ltd. shareholders acquired 30,954,388 (54.26%) restricted shares of Bold Energy, Inc.’s common stock in exchange for 11,510 (100%) shares of common stock of Anio Ltd. As a result of the Share Exchange, Anio Ltd. became a wholly-owned subsidiary of the Bold Energy, Inc.